                                                                     Exhibit 5.1

              OPINION OF MIRICK, O'CONNELL, DeMALLIE & LOUGEE, LLP

                                 August 25, 1999

Ladies and Gentlemen:

         We are general counsel to VIALOG Corporation, a Massachusetts corporation (the "Company"). We are familiar with the corporate proceedings taken in connection with the adoption of the Company's 1999 Stock Plan (the "Plan"). We are also familiar with the registration statement on Form S-8 to which a copy of this opinion will be attached as an exhibit.

         We have examined the corporate records of the Company, including the Restated Articles of Organization, Amended and Restated By-laws, stock records, minutes of meetings of its Board of Directors and stockholders and such other documents as we have deemed necessary as a basis for the opinions herein expressed.

         Based  upon  the   foregoing,   and   having   regard  for  such  legal
considerations as we deem relevant, we are of the opinion that:

         1. The Company is duly organized and validly existing under the laws of the Commonwealth of Massachusetts.

         2. The Company is authorized to issue 30,000,000 shares of Common Stock, $.01 par value and 10,000,000 shares of Preferred Stock, $.01 par value.

         3. The shares of common stock issuable pursuant to the Plan, when sold in accordance with the terms thereof, will be legally issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8.

                                    Very truly yours,



                                    /s/Mirick, O'Connell, DeMallie & Lougee, LLP